Exhibit 99.1

AeroGrow Reports Third Quarter Financial Results

•	Quarterly revenues increase 201% over prior year quarter to $14.6 million

•	Year-to-date revenues up 305% over previous year

Boulder, CO – February 13, 2008 -- AeroGrow International, Inc. (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended December 31, 2007.

For the quarter ended December 31, 2007, AeroGrow reported revenues of approximately $14.6 million, an increase of 201% over the $4.9 million reported for the prior year's quarter ended December 31, 2006, and an increase of 132% over the previous quarter’s $6.3 million in revenues. For the nine months ended December 31, 2007, AeroGrow reported revenues of approximately $27.2 million, an increase of 305% over the $6.7 million, in revenues, reported for the nine months ended December 31, 2006.

"This quarter saw our revenues more than double in just one quarter, an extraordinary rate of growth," stated AeroGrow Founder and CEO, Michael Bissonnette. "Our key retailers all reported excellent, often category-leading sell through. In addition, all have enthusiastically advanced plans to carry the product through 2008 and, in many cases, to add additional AeroGarden products chain-wide.  We also tested successfully in several mass retailers and clubs and are in discussions for roll-outs there.  We saw record sales not only at retail but through our television and in-house catalog and web sales channels as well.”

Significant achievements for the quarter include:

•	Record sales across all channels of distribution.

•	Successful chain-wide launches at Sears, Linens ‘n Things, Bed Bath and Beyond, JCPenney and Macy’s.

•	Significant holiday media exposure, including features on the Tyra Banks Show and two appearances on the Today Show.

•	Multiple top listings in Amazon.com’s “Best Seller’s,” “Most Gifted,” and “Most Wished For,” top twenty lists in the Home and Garden Category.

•	An international product launch into the U.K., Germany, and others, including high visibility UK retail placements.

•	The significant expansion of our in-house catalog distribution with the mailing of more than 1,000,000 catalogs during the quarter.

•	Development of multiple new products including the $99 AeroGarden3 series, the $149 Space Saver6, the $199 Pro 200 and the $229 AeroGarden Deluxe.

•	Expansion of our television advertising and support, with more than $2.5 million in television media during the quarter.

For the quarter ended December 31, 2007, AeroGrow reported a net loss of $1.65 million or $0.13 per share as compared to a net loss of $2.9 million for the quarter ended December 31, 2006.  For the nine months ended December 31, 2007, AeroGrow reported a net loss of $6.0 million or $0.52 per share as compared to a net loss of $8.4 million, or $0.90 per share, for the nine months ended December 31, 2006.

“While our revenues were exceptional, we fell short of our profit expectations for the quarter in three main areas,” continued Mr. Bissonnette.  “First, to ensure our momentum during what was forecasted to be a sluggish retail holiday season, we significantly increased our advertising and promotion expenditures.  Second, to support our increased revenues, we allowed fixed costs and overhead to rise too rapidly.  Finally, we did have a significant amount of top and bottom line revenue that was deferred to the March quarter related to our 36 Day Free Trial Offer promotion for our direct TV and web channel.  Combined, these factors had a significant impact on our earnings for the quarter despite our record sales increases.”

“Moving forward, we’ve implemented five critical areas for improvement in our gross margins and operating profit,” said Jerry Perkins, President and COO of AeroGrow.  “First, and most significant, we’ve driven accountability into the system by dividing the company into four business units, each a profit center led by a GM with P&L responsibility and accountability for performance.  Goals and budgets have been established and everyone will be measured against these on a monthly and quarterly basis.  The other initiatives, ranging from cost reductions in products, distribution, logistics and fixed and overhead expenses, should contribute a 3 to 4 point improvement in gross margin and overhead costs on an annualized basis.  With these initiatives in place, I’m confident in our ability to put some solid numbers up, both revenues and profits, in the coming year.”

The following table sets forth, as a percentage of sales, our quarterly financial results for the three months ended December 31, 2007 and the three months ended December 31, 2006:

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Revenue
Product sales- retail, net	65.1%	67.2%	68.0%	70.9%
Product sales- direct to consumer, net	34.9%	32.8%	32.0%	29.1%
Total sales	100.0%	100.0%	100.0%	100.0%

Operating expenses
Cost of revenue	61.1%	67.6%	59.9%	71.3%
Research and development	4.7%	14.4%	6.8%	23.0%
Sales and marketing	34.1%	40.5%	40.8%	63.9%
General and administrative	10.1%	21.5%	13.5%	39.8%
Total operating expenses	110.0%	144.0%	121.0%	198.0%

Loss from operations	-10.0%	-44.0%	-21.0%	-98.0%

Earnings Conference Call
AeroGrow will host a conference call today, Wednesday, February 13, 2008, to review operational results for the quarter ended December 31, 2007.

The conference call is scheduled for 4:30 PM ET. To participate in the call, please dial:

U.S. and Canada:	1 (888) 241-0558
International:	1 (647) 427-3417

A replay of the call will be available within 12 hours of completion. You will be able to access it for the following 30 days through the AeroGrow website at www.aerogrow.com/investors or by phone until March 13, 2008. To access the replay by phone, please dial:

U.S. and Canada:	1 (888) 562-2818
International:	1 (402) 220-7736
Conference ID:	33910024

AEROGROW INTERNATIONAL, INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Revenue
Product sales, net	$14,637,742	$4,857,604	$27,199,821	$6,709,858
Operating expenses
Cost of revenue	8,938,857	3,282,291	16,286,651	4,785,151
Research and development	682,453	700,111	1,840,441	1,544,495
Sales and marketing	4,997,801	1,965,578	11,089,338	4,285,849
General and administrative	1,471,364	1,042,537	3,679,397	2,671,939
Total operating expenses	16 ,090,475	6,990,517	32,895,827	13,287,434

Loss from operations	(1,452,733)	(2,132,913)	(5,696,006)	(6,577,576)
Other (income) expense, net
Interest (income)	(31,679)	(12,646)	(101,879)	(157,508)
Interest expense	234,833	101,841	426,681	305,445
Other income	-	-	(2,929)	-
Registration rights penalty	-	636,130	-	1,664,380
Total other (income) expense, net	203,154	725,325	321,873	1,812,317
Net loss	$(1,655,887)	$(2,858,238)	$(6,017,879)	$(8,389,893)
Net loss per share, basic and diluted	$(0.13)	$(0.30)	$(0.52)	$(0.90)
Weighted average number of common shares outstanding, basic and diluted	12,371,517	9,501,095	11,529,472	9,304,380

BALANCE SHEET DATA	December 31,	March 31,
	2007	2007
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$3,729,822	$5,495,501
Restricted cash	86,256	84,363
Accounts receivable	6,705,924	1,884,743
Other receivable	286,342	182,221
Inventory	5,791,752	3,940,614
Prepaid expenses and other	947,135	480,990
Total current assets	17,547,231	12,068,432
Property and equipment	1,367,314	909,496
Other assets	157,607	63,878
Total Assets	$19,072,152	$13,041,806
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion - capital lease obligation	$124,331	$-
Due to factor	4,450,538	645,151
Accounts payable	3,656,668	3,192,734
Accrued expenses	2,336,154	1,166,485
Customer deposits	490,397	-
Deferred rent	64,787	53,531
Total current liabilities	11,122,875	5,057,901
Capital lease obligation - long term portion	163,489	-
Stockholders' equity
Common stock	12,032	11,065
Additional paid-in capital	43,583,798	37,765,003
Accumulated (deficit)	(35,810,042)	(29,792,163)
Total Stockholders' Equity	7,785,788	7,983,905
Total Liabilities and Stockholders' Equity	$19,072,152	$13,041,806

Sales by Channel (Unaudited)	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Product Revenues
Product sales- retail, net	$9,528,337	$3,266,226	$18,508,237	$4,759,171
Product sales- direct to consumer, net	5,109,405	1,591,378	8,691,584	1,950,687
Total	$14,637,742	$4,857,604	$27,199,821	$6,709,858

% of Revenues
Product sales- retail, net	65.1%	67.2%	68.0%	70.9%
Product sales- direct to consumer, net	34.9%	32.8%	32.0%	29.1%
Total	100.0%	100.0%	100.0%	100.0%

Sales by product category (Unaudited)	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Product Revenues
AeroGardens	$12,145,733	$4,438,916	$22,605,871	$5,931,861
Seed kits and accessories	2,492,009	418,688	4,593,950	777,997
Total	$14,637,742	$4,857,604	$27,199,821	$6,709,858

% of Revenues
AeroGardens	82.98%	91.38%	83.11%	88.41%
Seed kits and accessories	17.02%	8.62%	16.89%	11.59%
Total	100.00%	100.00%	100.00%	100.00%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature NASA-proven, dirt-free aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:
Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Michael Bissonnette, Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.